UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            YAK COMMUNICATIONS, INC.
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                   984208 20 7
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

  [ ]  Rule 13d-1(b)

  [ ]  Rule 13d-1(c)

  [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:  984208 20 7

  1  NAME OF REPORTING PERSON

       Michael Zwebner

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------

  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]

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  3  SEC USE ONLY

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  4  CITIZENSHIP OR PLACE OF ORGANIZATION

       [United Kingdom]

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                            5    SOLE VOTING POWER

                                  259,442
                            ----------------------------------------------------
    NUMBER OF SHARES        6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  -0-
          EACH             -----------------------------------------------------
        REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                    259,442
                           -----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                  -0-

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  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       259,442

--------------------------------------------------------------------------------

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.5

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 12  TYPE OF REPORTING PERSON

       IN

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                                       2

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ITEM 1.

(a)      Name of Issuer
         --------------

         The name of the Issuer is Yak Communications, Inc. a corporation organized under the laws of Florida.

(b)      Address of Issuer's Principal Executive Office:
         ----------------------------------------------

         55 Town Centre Court, Suite 610, Toronto, Ontario M1P 4X4

ITEM 2.

(a)      Name of Person Filing
         ---------------------

         Michael Zwebner

(b)      Address of Principal Business Office, or if none, Residence:
         -----------------------------------------------------------

         Melvin Hall, Golders Green Road, London, England NW11

(c)      Citizenship
         -----------

         Mr. Zwebner is a citizen of the United Kingdom.

(d)      Title of Class of Securities
         ----------------------------

         Common Stock of Yak Communications, Inc., no par value.

(e)      CUSIP Number:
         ------------

         984208 20 7

ITEM 3.

Not Applicable.

ITEM 4.  OWNERSHIP

(a)      Amount Beneficially Owned:  259,442 shares.

(b) Percent of Class: The aggregate of 259,442 shares represents 4.5% of the Issuer's outstanding Common Stock as of December 31, 2003.

(c)      Number of shares as to which Mr. Zwebner has:

         (i)      Sole power to vote or direct vote: 259,442 shares

         (ii)     Shared power to vote or direct the vote: 0 shares

         (iii)    Sole power to dispose or to direct the disposition of:
                  259,442 shares

         (iv)     Shared power to dispose or to direct the disposition of:
                  0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check here: [x].

ITEM 6.  OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 13, 2004                          By:      /s/ Michael Zwebner
                                                         -------------------
                                                         Michael Zwebner


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